Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Federal Corporation:

We consent to the use of our report dated September 22, 2009, except as to notes 1, 3, 7, 8, and 12, which are as of December 18, 2009, with respect to the consolidated balance sheets of Financial Federal Corporation and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2009, and our report dated September 22, 2009 with respect to the effectiveness of internal control over financial reporting as of July 31, 2009, which reports appear in the Current Report on Form 8-K of Financial Federal Corporation dated December 18, 2009, incorporated by reference in the registration statement on Form S-4 of People’s United Financial, Inc. dated December 18, 2009 and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report on the consolidated financial statements refers to the retrospective application of Financial Accounting Standards Board (FASB) ASC 470-20 (formerly referred to as Staff Position No. APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FASB ASC 260-10 (formerly known as Staff Position No. EITF 03-6-1), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which became effective on August 1, 2009.

/s/ KPMG LLP

New York, New York

December 18, 2009